EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
FRIDAY, FEBRUARY 1, 2008

EXXON MOBIL CORPORATION ANNOUNCES

ESTIMATED RECORD 2007 RESULTS

	Fourth Quarter			Twelve Months
	2007	2006	%	2007	2006	%
Net Income
$ Millions	11,660	10,250	14	40,610	39,500	3
$ Per Common Share
Assuming Dilution	2.13	1.76	21	7.28	6.62	10

Special Items
$ Millions	0	410		0	410

Earnings Excluding Special Items
$ Millions	11,660	9,840	18	40,610	39,090	4
$ Per Common Share
Assuming Dilution	2.13	1.69	26	7.28	6.55	11

Capital and Exploration
Expenditures - $ Millions	6,151	5,069		20,853	19,855

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

ExxonMobil's full year 2007 net income and earnings excluding special items were a record $40,610 million ($7.28 per share), reflecting strong results in all business segments.

We continued to supply crude oil and natural gas volumes to meet the world’s energy needs through disciplined development and operation of our globally diverse resource base.  Capital and exploration project spending increased to $20,853 million in 2007, up 5% from 2006.  Our long-term investment program, in projects often far from major consuming nations, continued to provide resources essential to the increasingly interdependent global energy supply network.  Operations reliability in our global Downstream and Chemical businesses continued to supply the important products consumers require around the world.

The Corporation distributed a total of $35.6 billion to shareholders in 2007 through dividends and share purchases to reduce shares outstanding, up $3.0 billion from 2006.

ExxonMobil’s fourth quarter earnings excluding special items were a record $11,660 million, up 18% from the fourth quarter of 2006. Higher crude oil and natural gas realizations and gains on asset sales were partly offset by lower chemical margins.”

FOURTH QUARTER HIGHLIGHTS

•

Net income was a record $11,660 million, up 14% from the fourth quarter of 2006.  Fourth quarter 2006 net income included a special tax-related benefit of $410 million.

•

Cash flow from operations and asset sales was approximately $13.1 billion, including asset sales of $1.8 billion.

•

Spending on capital and exploration projects was $6.2 billion, up 21% from the fourth quarter of 2006.

•

Excluding the Venezuela expropriation, divestments, OPEC quota effects and price and spend impacts on volumes, production on an oil-equivalent basis increased nearly 3%.

•

The Marimba North project, located more than 90 miles off the coast of Angola in approximately 3,900 feet of water, started production ahead of schedule and within budget.  The project is the first tie-back development to the Kizomba A infrastructure, and is designed to develop 80 million barrels of oil (gross) and is expected to have peak production capacity of about 40,000 barrels of oil per day (gross).

•

ExxonMobil Chemical and ExxonMobil’s Japanese affiliate, Tonen Chemical, introduced new battery separator film technologies that are expected to significantly enhance the safety, power and reliability of lithium-ion batteries for use in hybrid and electric vehicles.

Fourth Quarter 2007 vs. Fourth Quarter 2006

Upstream earnings were $8,204 million, up $1,984 million from the fourth quarter of 2006 primarily reflecting higher crude oil realizations and higher gains on asset sales partly offset by tax items and lower liquid volumes.

On an oil-equivalent basis, production increased nearly 1% from the fourth quarter of 2006.  Excluding the Venezuela expropriation, divestments, OPEC quota effects and price and spend impacts on volumes, production was up nearly 3%.

Liquids production of 2,517 kbd (thousands of barrels per day) was 161 kbd lower.  Excluding the Venezuela expropriation, divestments, OPEC quota effects and price and spend impacts on volumes, liquids production was down 3%.  Mature field decline and PSC net interest reductions were partly offset by increased production from projects in Russia and West Africa.

Fourth quarter natural gas production was 10,414 mcfd (millions of cubic feet per day), up 1,113 mcfd, or 12%, from 2006.   Higher European demand and increased volume from projects in Qatar and the North Sea were partly offset by mature field decline.

Earnings from U.S. Upstream operations were $1,275 million, $223 million higher than the fourth quarter of 2006.  Non-U.S. Upstream earnings were $6,929 million, up $1,761 million from 2006.

Downstream earnings of $2,267 million were $307 million higher than the fourth quarter of 2006.  Gains on asset sales were about $450 million higher, and a LIFO inventory gain of approximately $250 million was consistent with 2006 LIFO inventory results. Fourth quarter 2007 earnings also reflected improved refinery operations partly offset by lower U.S. refining margins.  Petroleum product sales of 7,125 kbd were 322 kbd lower than last year's fourth quarter, mainly reflecting asset sales.

U.S. Downstream earnings were $622 million, down $323 million from the fourth quarter of 2006.  Non-U.S. Downstream earnings of $1,645 million were $630 million higher and included the impact of higher gains on asset sales.

Chemical earnings of $1,112 million were $130 million lower than the fourth quarter of 2006, mainly due to lower margins and lower LIFO inventory effects partly offset by higher sales volumes.  Prime product sales of 7,049 kt (thousands of metric tons) in the fourth quarter of 2007 were up 222 kt from the prior year.

Corporate and financing earnings excluding special items were $77 million, down $341 million, mainly due to tax items.

During the fourth quarter of 2007, Exxon Mobil Corporation purchased 88 million shares of its common stock for the treasury at a gross cost of $7.9 billion.  These purchases included $7.0 billion to reduce the number of shares outstanding, with the balance used to offset shares issued in conjunction with the company's benefit plans and programs.  Shares outstanding were reduced from 5,464 million at the end of the third quarter to 5,382 million at the end of the fourth quarter.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

Full Year 2007 vs. Full Year 2006

Net income of $40,610 million ($7.28 per share) was a record and increased $1,110 million from 2006.  Net income for 2006 included a special item of $410 million for a tax-related benefit in the corporate and financing segment.  Excluding this impact, 2007 earnings increased by $1,520 million.

FULL YEAR HIGHLIGHTS

•

Earnings excluding special items were a record $40,610 million, up 4%, reflecting record performance across all business segments.

•

Earnings per share excluding special items increased 11% to $7.28, reflecting strong business results and the continued reduction in the number of shares outstanding.

•

Net income was up 3% from 2006, which included a special item of $410 million for a tax-related benefit.  Net income for 2007 did not include any special items.

•

Cash flow from operations and asset sales was approximately $56.2 billion, including $4.2 billion from asset sales.

•

The Corporation distributed a total of $35.6 billion to shareholders in 2007 through dividends and share purchases to reduce shares outstanding, an increase of $3.0 billion versus 2006.

•

Dividends per share of $1.37 increased 7%.

•

Capital and exploration expenditures were $20.9 billion, an increase of 5% versus 2006.

•

Excluding the Venezuela expropriation, divestments, OPEC quota effects and price and spend impacts on volumes, production on an oil-equivalent basis increased nearly 1%.

Upstream earnings were a record $26,497 million, an increase of $267 million from 2006 due to higher crude oil realizations and favorable sales mix effects, mostly offset by higher operating expenses, net unfavorable tax items and lower natural gas realizations.

On an oil-equivalent basis, production decreased 1% from last year.  Excluding the Venezuela expropriation, divestments, OPEC quota effects and price and spend impacts on volumes, production was up nearly 1%.

Liquids production of 2,616 kbd decreased 65 kbd from 2006.  Excluding the Venezuela expropriation, divestments, OPEC quota effects and price and spend impacts on volumes, liquids production was flat.  Mature field decline and PSC net interest reductions were offset by higher production from projects in Russia and West Africa.

Natural gas production of 9,384 mcfd increased 50 mcfd from 2006.  Higher volumes from projects in Qatar and the North Sea were mostly offset by mature field decline.

Earnings from U.S. Upstream operations in 2007 were $4,870 million, a decrease of $298 million.  Earnings outside the U.S. were $21,627 million, $565 million higher than 2006.

Downstream earnings were a record $9,573 million, up $1,119 million from 2006, reflecting higher gains on asset sales and improved refinery operations partly offset by lower refining margins.  Petroleum product sales of 7,099 kbd decreased from 7,247 kbd in 2006.

U.S. Downstream earnings were $4,120 million, down $130 million.  Non-U.S. Downstream earnings were $5,453 million, $1,249 million higher than last year.

Chemical earnings were a record $4,563 million, up $181 million from 2006, driven by higher sales volumes and favorable foreign exchange effects partly offset by weaker margins.  Prime product sales were 27,480 kt, up 130 kt from 2006.

Corporate and financing expenses excluding special items were $23 million and were comparable to 2006.

In 2007, Exxon Mobil Corporation purchased 386 million shares of its common stock for the treasury at a gross cost of $31.8 billion.  These purchases included $28.0 billion to reduce the number of shares outstanding, with the balance used to offset shares issued in conjunction with the company’s benefit plans and programs.  Shares outstanding were reduced from 5,729 million at the end of 2006 to 5,382 million at the end of 2007, a decrease of 6.1%.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on February 1, 2008.  To listen to the event live or in archive, go to our website at "exxonmobil.com".

Statements in this release relating to future plans, projections, events or conditions are forward-looking statements.  Actual results, including project plans and related expenditures, resource recoveries, timing and capacities, could differ materially due to changes in long-term oil or gas prices or other market conditions affecting the oil and gas industry; political events or disturbances; reservoir performance; the outcome of commercial negotiations; potential liability resulting from pending or future litigation; wars and acts of terrorism or sabotage; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" on our website and in Item 1A of ExxonMobil's 2006 Form 10-K.  We assume no duty to update these statements as of any future date.

Consistent with previous practice, this press release includes both earnings excluding special items and earnings per share excluding special items.  Both are non-GAAP financial measures and are included to help facilitate comparisons of base business performance across periods.  A reconciliation to net income is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  A reconciliation to net cash provided by operating activities is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures is contained on pages 32 and 33 in the 2006 Form 10-K and is also available through the Investor Information section of our website at "exxonmobil.com".

Attachment I

EXXON MOBIL CORPORATION
FOURTH QUARTER 2007
(millions of dollars, unless noted)

	Fourth Quarter		Twelve Months
	2007	2006	2007	2006
Earnings / Earnings Per Share

Total revenues and other income	116,642	90,028	404,552	377,635
Total costs and other deductions	96,920	74,467	334,078	310,233
Income before income taxes	19,722	15,561	70,474	67,402
Income taxes	8,062	5,311	29,864	27,902
Net income (U.S. GAAP)	11,660	10,250	40,610	39,500

Net income per common share (dollars)	2.15	1.77	7.36	6.68

Net income per common share
- assuming dilution (dollars)	2.13	1.76	7.28	6.62

Other Financial Data

Dividends on common stock
Total	1,903	1,853	7,621	7,628
Per common share (dollars)	0.35	0.32	1.37	1.28

Millions of common shares outstanding
At December 31			5,382	5,729
Average - assuming dilution	5,454	5,816	5,577	5,970

Shareholders' equity at December 31			121,762	113,844
Capital employed at December 31			133,664	123,855

Income taxes	8,062	5,311	29,864	27,902
Sales-based taxes	8,664	6,742	31,728	30,381
All other taxes	12,065	10,820	44,091	42,393
Total taxes	28,791	22,873	105,683	100,676

ExxonMobil's share of income taxes
of equity companies	920	609	2,547	1,920

Attachment II

EXXON MOBIL CORPORATION
FOURTH QUARTER 2007
(millions of dollars)
	Fourth Quarter		Twelve Months
	2007	2006	2007	2006
Net Income (U.S. GAAP)
Upstream
United States	1,275	1,052	4,870	5,168
Non-U.S.	6,929	5,168	21,627	21,062
Downstream
United States	622	945	4,120	4,250
Non-U.S.	1,645	1,015	5,453	4,204
Chemical
United States	335	384	1,181	1,360
Non-U.S.	777	858	3,382	3,022
Corporate and financing	77	828	(23)	434
Corporate total	11,660	10,250	40,610	39,500
Special Items
Upstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Downstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Chemical
United States	0	0	0	0
Non-U.S.	0	0	0	0
Corporate and financing	0	410	0	410
Corporate total	0	410	0	410
Earnings Excluding Special Items
Upstream
United States	1,275	1,052	4,870	5,168
Non-U.S.	6,929	5,168	21,627	21,062
Downstream
United States	622	945	4,120	4,250
Non-U.S.	1,645	1,015	5,453	4,204
Chemical
United States	335	384	1,181	1,360
Non-U.S.	777	858	3,382	3,022
Corporate and financing	77	418	(23)	24
Corporate total	11,660	9,840	40,610	39,090
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	11.3	8.8	52.0	49.3
Sales of subsidiaries, investments and property, plant and equipment	1.8	0.8	4.2	3.1
Cash flow from operations and asset sales	13.1	9.6	56.2	52.4

Attachment III

EXXON MOBIL CORPORATION
FOURTH QUARTER 2007

	Fourth Quarter		Twelve Months
	2007	2006	2007	2006
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	385	404	392	414
Canada/South America	305	355	324	354
Europe	461	516	480	520
Africa	669	772	717	781
Asia Pacific/Middle East	503	487	518	485
Russia/Caspian	194	144	185	127
Worldwide	2,517	2,678	2,616	2,681

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	1,405	1,588	1,468	1,625
Canada/South America	717	894	808	935
Europe	4,945	4,108	3,810	4,086
Africa	26	0	26	0
Asia Pacific/Middle East	3,205	2,601	3,162	2,596
Russia/Caspian	116	110	110	92
Worldwide	10,414	9,301	9,384	9,334

Oil-equivalent production (koebd) [1]	4,253	4,228	4,180	4,237

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
FOURTH QUARTER 2007

	Fourth Quarter		Twelve Months
	2007	2006	2007	2006
Refinery throughput (kbd)
United States	1,804	1,837	1,746	1,760
Canada	467	456	442	442
Europe	1,660	1,616	1,642	1,672
Asia Pacific	1,457	1,474	1,416	1,434
Other	329	315	325	295
Worldwide	5,717	5,698	5,571	5,603

Petroleum product sales (kbd) [1]
United States	2,733	2,851	2,717	2,729
Canada	475	483	461	473
Europe	1,728	1,779	1,773	1,813
Asia Pacific	1,472	1,530	1,419	1,461
Other	717	804	729	771
Worldwide	7,125	7,447	7,099	7,247

Gasolines, naphthas	2,833	2,952	2,850	2,866
Heating oils, kerosene, diesel	2,155	2,303	2,094	2,191
Aviation fuels	639	652	641	651
Heavy fuels	724	677	715	682
Specialty products	774	863	799	857
Worldwide	7,125	7,447	7,099	7,247

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,762	2,775	10,855	10,703
Non-U.S.	4,287	4,052	16,625	16,647
Worldwide	7,049	6,827	27,480	27,350
[1] Petroleum product sales data is reported net of purchases/sales contracts with the same counterparty.

Attachment V

EXXON MOBIL CORPORATION
FOURTH QUARTER 2007
(millions of dollars)

	Fourth Quarter		Twelve Months
	2007	2006	2007	2006
Capital and Exploration Expenditures
Upstream
United States	681	713	2,212	2,486
Non-U.S.	3,857	3,357	13,512	13,745
Total	4,538	4,070	15,724	16,231
Downstream
United States	336	197	1,128	824
Non-U.S.	578	551	2,175	1,905
Total	914	748	3,303	2,729
Chemical
United States	118	78	360	280
Non-U.S.	568	153	1,422	476
Total	686	231	1,782	756

Other	13	20	44	139

Worldwide	6,151	5,069	20,853	19,855

Exploration expenses charged to income
included above
Consolidated affiliates
United States	79	59	280	243
Non-U.S.	419	314	1,177	925
Equity companies - ExxonMobil share
United States	0	2	2	2
Non-U.S.	22	4	30	9
Worldwide	520	379	1,489	1,179

Attachment VI

EXXON MOBIL CORPORATION
NET INCOME

	$ Millions	$ Per Common Share

2003
First Quarter	7,040	1.05
Second Quarter	4,170	0.63
Third Quarter	3,650	0.55
Fourth Quarter	6,650	1.01
Year	21,510	3.24

2004
First Quarter	5,440	0.83
Second Quarter	5,790	0.89
Third Quarter	5,680	0.88
Fourth Quarter	8,420	1.31
Year	25,330	3.91

2005
First Quarter	7,860	1.23
Second Quarter	7,640	1.21
Third Quarter	9,920	1.60
Fourth Quarter	10,710	1.72
Year	36,130	5.76

2006
First Quarter	8,400	1.38
Second Quarter	10,360	1.74
Third Quarter	10,490	1.79
Fourth Quarter	10,250	1.77
Year	39,500	6.68

2007
First Quarter	9,280	1.64
Second Quarter	10,260	1.85
Third Quarter	9,410	1.72
Fourth Quarter	11,660	2.15
Year	40,610	7.36